Exhibit 99.1
As amended March 28, 2017

Liberty Global Reports Fiscal 2016 Results
All 2016 Financial Guidance Targets Achieved for LBTY and LiLAC
One Million RGU Additions in 2016, up 20% YoY, incl. 324,000 in Q4
Operating Income of $683 Million in Europe in Q4, up 22% YoY
Q4 Rebased OCF Growth Accelerated to 7.5% in Europe (ex Ziggo)
European Stock Buyback Increased by $1 Billion to $3 Billion for 2017

Denver, Colorado February 15, 2017: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK), today announces financial and operating results for the three months ("Q4") and fiscal year ("2016", "FY 2016" or "FY16") ended December 31, 2016 for the Liberty Global Group1 and the LiLAC Group1.

CEO Mike Fries stated, "As expected, we finished 2016 on a high note, delivering rebased2 OCF3 growth in Europe of 7.5% in the fourth quarter, excluding Ziggo. This performance was driven by solid results across our European operations, including Virgin Media, which delivered its best quarterly result in two years with 8% rebased OCF growth. As promised, the key 2016 drivers of our Liberty Go plan are kicking in - new build accelerated, B2B performed well and we kept indirect operating expenses relatively flat. We expect the collective impact of these drivers to continue ramping in 2017 and beyond, underpinning accelerating growth over the medium term."

"On the subscriber front, we increased our 2016 RGU4 additions in Europe by 24% year-over-year and finished the year with 946,000 new subscribers. This improved performance can be credited to the wide range of innovative new products that we've launched, including our superior and ever-increasing broadband speeds, and our aggressive network expansion program, which delivered 1.3 million5 new gigabit-ready homes in 2016, including 314,000 at Virgin Media6 alone."

"Looking ahead, we will continue to enrich our bundled portfolios with compelling 4G mobile offers and the addition of new content and functionality, including the launch of Netflix across our footprint. We will also expand the deployment of exciting new products like our 4K cloud-based set-top and our WiFi Connect Box. Also, in late 2017, we will start field trials of the unrivaled DOCSIS 3.1 technology, which will provide gigabit speeds. On the guidance front, we expect to deliver 6% to 7% rebased OCF growth in Europe in 2017, stepping up to 7% to 8%7 annual growth over the medium-term with upside in 2018. Finally, we are guiding towards Adjusted FCF16 of $1.5 billion8 from our European operations for 2017. This target includes the impact of our capital plan to connect 1.3 million to 1.4 million new homes in 20179, which will help support our growth ambition over the coming years."

"On the M&A front, 2016 was a busy year. We completed our joint venture with Vodafone in the Netherlands at year-end, which was a terrific transaction for shareholders as total cash proceeds were nearly $3 billion10 over 2016 and we now own 50% of the most innovative converged player in the market. In October, we announced the proposed acquisition of Multimedia Polska, the third largest cable operator in Poland, and expect that deal to boost our market-leading position when it closes around year-end 2017. With regards to LiLAC, our Latin American and Caribbean business, we closed the acquisition of Cable & Wireless ("CWC") in May 2016. Despite some initial challenges, we believe in the prospects for this business as we exploit our organic growth potential and scale efficiencies across the region."

"The LiLAC Group delivered 6% rebased OCF growth in 2016, including 9% growth from our legacy LiLAC operations, which exclude Cable & Wireless. CWC11 delivered $226 million of OCF in Q4, just above the high-end of our expectations for the quarter. From an organizational perspective, we have changed CWC's operating model and recently placed a number of key personnel in critical roles within the business, including the confirmation of John Reid as CEO. As we head into 2017, we are laser focused on improving the results at CWC and expect the LiLAC Group to deliver approximately $1.5 billion12,8 of OCF for the full year."

"We ended 2016 with a strong balance sheet, purposely geared at 4.8x13 net leverage in Europe and 3.6x in LatAm. Our debt remains hedged against virtually all currency and interest rate exposures, and we don't have any material maturities until 2021. With total Liberty Global plc liquidity14 of $8 billion, we are in a great position heading into 2017. During Q4, we were active with repurchases of both stocks. For Liberty Global Group, we purchased over $450 million of equity at attractive price levels in Q4, ending 2016 with total buybacks of $2 billion. And today, we are announcing a $1 billion increase to our previously planned $2 billion buyback target for our Liberty Global Group equity in 2017. For LiLAC, we initiated a $300 million repurchase program in early November and LiLAC bought over $20 million of stock before year end. The valuation of LiLAC looks very attractive, and we are keen to continue repurchasing stock under this $300 million program."

European Highlights
•2016 RGU additions of 946,000 were up 24% or 186,000 year-over-year on an organic basis
◦Increase driven by materially lower video churn and higher broadband gains
◦YoY improvement fueled by 304,000 U.K. adds and turnaround in the Netherlands
•Q4 organic customer relationship15 additions of 46,000 drove full-year increase of 25,000
•Gained 402,000 organic mobile postpaid subscribers in 2016, driven by the U.K. and Belgium
•Q4 Operating income up 22% YoY, rebased OCF growth excluding Ziggo of 7.5% in Q4
◦2016 Operating income increased 18%, while rebased OCF (excl. Ziggo) grew 4.3%
•Delivered $2.0 billion of Adjusted FCF in 2016, beating our guidance of $1.8 billion16
•Connected 1.3 million5 European homes during 2016 as part of our new build program17
◦Including 314,0006 in U.K./Ireland

Liberty Global Group (Europe)	Q4 2016	YOY Growth/(Decline)*	FY 2016	YOY Growth/(Decline)*

Subscribers
Organic RGU Net Additions	323,700	(3.6%)	946,100	24.5%

Financial (in USD millions, unless noted)
Revenue	$4,217	2.2%	$17,285	2.5%
Revenue (excluding Ziggo)	3,556	2.6%	14,594	3.3%
OCF	2,036	5.0%	8,164	3.0%
OCF (excluding Ziggo)	1,670	7.5%	6,691	4.3%
Operating income	683	22.4%	2,482	18.1%

Adjusted FCF	1,009	29.5%	1,979	(18.6%)
Cash provided by operating activities	1,653	-	5,467	-
Cash used by investing activities	(642)	-	(3,475)	-
Cash used by financing activities	(420)	-	(1,634)	-
* Revenue and OCF YoY growth rates are rebased growth rates

LiLAC Group Highlights
•Gained 94,000 organic RGUs in 2016, powered by strong broadband additions
•Reported 47,400 mobile subscriber additions in 2016, with majority on postpaid
•Stabilized CWC revenue YoY in Q4 2016
•Delivered solid 2016 rebased revenue growth of 6% in Chile
•Operating income for LiLAC Group increased 29% in 2016
•LiLAC Group delivered 6% rebased OCF growth in 2016, including 9% growth excluding CWC
◦CWC Q4 U.S. GAAP OCF reported $226 million, ahead of Q4 target
•Closed CWC deal in May of 2016; integration ongoing
◦Expecting $150 million of synergies due to LiLAC/CWC integration by 2020

Liberty Latin America & Caribbean	Q4 2016	YOY Growth/(Decline)*	FY 2016	YOY Growth/(Decline)*

Subscribers
Organic RGU Net Additions	(200)	-	94,000	(14.4%)

Financial (in USD millions, unless noted)
Revenue	$923	1.8%	$2,724	1.2%
OCF	377	7.3%	1,084	5.9%
Operating income	141	123.1%	319	28.6%

Adjusted FCF	116	144.3%	62	(29.3%)
Cash provided by operating activities	241	-	468	-
Cash used by investing activities	(133)	-	(441)	-
Cash provided (used) by financing activities	(23)	-	247	-
* Revenue and OCF YoY growth rates are rebased growth rates

Subscriber Growth - Liberty Global Group (Europe)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015

Organic RGU net additions (losses) by product
Video	(24,400)	(59,100)	(276,900)	(400,300)
Data	230,600	207,600	721,600	645,600
Voice	117,500	187,300	501,400	514,800
Total Liberty Global Group	323,700	335,800	946,100	760,100

Organic RGU net additions (losses) by market
U.K./Ireland	28,200	116,400	251,600	202,500
The Netherlands	51,100	(51,900)	(27,800)	(203,200)
Germany	98,000	93,800	320,300	316,400
Belgium	700	25,800	28,300	80,200
Switzerland/Austria	25,000	(13,100)	(400)	15,600
Central and Eastern Europe	120,700	164,800	374,100	348,600
Total Liberty Global Group	323,700	335,800	946,100	760,100

Organic Mobile SIM additions (losses) by product
Postpaid	72,800	106,000	402,100	433,900
Prepaid	(69,200)	(52,600)	(245,200)	(187,800)
Total Liberty Global Group	3,600	53,400	156,900	246,100

Organic Mobile SIM additions (losses) by market
U.K./Ireland	(1,800)	(4,400)	16,200	(29,000)
Belgium	(28,100)	24,000	(6,900)	106,900
Other	33,500	33,800	147,600	168,200
Total Liberty Global Group	3,600	53,400	156,900	246,100

•
Cable Product Additions: for the full-year 2016, our 31% reduction in video attrition (123,000 RGUs less) and higher broadband gains (76,000 RGUs more) boosted our organic RGU performance in Europe by 24% year-over-year to 946,000 additions

◦
Supported by investments in our next-generation video products and new build program, the improved video RGU performance in 2016 was driven by the Netherlands (88,000), Switzerland (43,000) and the U.K. (35,000)

◦
Our superior broadband speeds helped elevate the total broadband RGU additions across our existing and new footprint, and we recorded year-over-year increases in the U.K. (64,000), the Netherlands (52,000) and Central and Eastern European ("CEE") (21,000)

•
Next-Generation TV platforms[18] (includes Horizon TV, Horizon-Lite, TiVo and Yelo TV): organically added 313,000 and 1.2 million subscribers in Q4 and 2016, respectively. Following the deconsolidation of Ziggo on December 31, 2016, we ended the year with 6.7 million next-generation subscribers, representing 38% of our total video base, excluding DTH, in Europe

◦
In Q4 2016, we launched our latest innovation, the new 4K enabled V6 set-top box in the U.K. and completed the roll-out of Horizon TV across our European operations with the launch of Horizon TV in Austria and Horizon-Lite in Romania

•
U.K./Ireland: we posted a 39% increase in organic RGU additions to 304,000 in the U.K. in 2016, delivering our best annual result since 2009, helped by our network extension program. Subscriber additions in Q4 in the U.K. were impacted by increased churn related to our second price increase in 2016, while sales remained strong throughout the quarter. In Ireland, intensified competition increased RGU attrition by 36,000 in 2016

•
Netherlands: with 51,000 RGU additions in Q4, Ziggo delivered its fourth consecutive quarterly improvement. This turnaround was driven by our product investments (like Ziggo Sport, Connect Box and Replay TV) and customer-focused initiatives, supported by effective sales campaigns and strong upsell results

•
Germany: we posted 320,000 RGU additions in 2016, including 98,000 in Q4, with better combined voice and broadband gains compared to prior-year periods, in part due to the success of our "Highspeed Weeks" promotion in the second half of 2016, but offset by modestly higher video attrition following our 2016 video price increase, which took place in Q1 2016

•
Belgium: RGU additions of 28,000 in 2016 were lower YoY as a result of the intense competitive environment. The "WIGO" all-in-one converged offering had 151,000 subscribers by the end of year, following the introduction of this cutting-edge bundle in June 2016

•
Switzerland/Austria: delivered its fourth consecutive quarter of improved RGU performance with 16,000 RGU additions in Switzerland in Q4. This represents the region's best quarterly result since Q1 2014, boosted by the success of our new Swiss "Connect" and "Connect & Play" portfolios

•
CEE: delivered a 7% improvement in RGU gains in 2016, mainly related to our new build program, and includes 60,000 video additions across the region for 2016. Our Q4 result was lower YoY due to lower DTH gains (19,000), mainly related to Romania, and softer telephony additions

•	Mobile[19]: added 157,000 mobile subscribers on an organic basis in 2016; 402,000 postpaid mobile subscribers added, including 73,000 in Q4, partially offset by 245,000 prepaid subscriber losses

◦	Launched 4G services in the U.K. in November and renewed our MVNO agreement with BT for five years with attractive terms, which enables a stable transition to full-MVNO

◦	U.K./Ireland: 2016 postpaid adds of 110,000 in the U.K. and 10,000 in Ireland were offset by the 104,000 prepaid losses in the U.K. in-line with our strategic focus on growing postpaid

◦	Belgium: solid postpaid adds of 135,000 in 2016 (Q4: 33,000), supported by "WIGO", were more than offset by BASE-related prepaid churn of 142,000, mainly in non-Flanders areas

◦
Other: Lower 2016 mobile additions YoY, driven by a small decline of the subscriber base in Germany (54,000 additions in 2015 versus 2,000 attrition in 2016), only partially offset by improvements in Switzerland (23,000 more additions)

Revenue Highlights - Liberty Global Group (Europe)
The following table presents (i) revenue of each of our reportable segments for the comparative periods, and (ii) the percentage change from period to period on a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Revenue	2016	2015	%	Rebased %	2016	2015	%	Rebased %
	in millions, except % amounts

European Division:
U.K./Ireland	$1,523.2	$1,804.4	(15.6)	0.8	$6,508.8	$7,058.7	(7.8)	2.6
Belgium	680.2	505.5	34.6	2.5	2,691.1	2,021.0	33.2	2.9
The Netherlands	660.4	672.6	(1.8)	(0.3)	2,690.8	2,745.3	(2.0)	(1.6)
Germany	639.7	607.1	5.4	7.0	2,539.7	2,399.5	5.8	6.2
Switzerland/Austria	435.9	432.2	0.9	1.5	1,755.6	1,758.2	(0.1)	1.6
Total Western Europe	3,939.4	4,021.8	(2.0)	1.9	16,186.0	15,982.7	1.3	2.4
Central and Eastern Europe	273.8	265.0	3.3	5.6	1,088.4	1,066.6	2.0	3.9
Central and other	(2.8)	(1.7)	N.M.	*	(8.0)	(5.4)	(48.1)	*
Total European Division	4,210.4	4,285.1	(1.7)	2.1	17,266.4	17,043.9	1.3	2.5
Corporate and other	18.9	8.4	N.M.	*	66.7	42.3	57.7	*
Intersegment eliminations	(12.7)	(3.6)	N.M.	*	(48.1)	(23.5)	N.M.	*
Total Liberty Global Group	$4,216.6	$4,289.9	(1.7)	2.2	$17,285.0	$17,062.7	1.3	2.5

Total Liberty Global Group excluding the Netherlands^			(1.7)	2.6			1.9	3.3
* - Omitted; N.M. - Not Meaningful
^ - We provide a rebased revenue growth rate for the Liberty Global Group that excludes the Netherlands in light of the deconsolidation of the Netherlands that occurred on December 31, 2016 in connection with the closing of our joint venture in the Netherlands with Vodafone Group.

•	Reported revenue for the three months and year ended December 31, 2016 declined 2% and increased 1%, respectively

◦
Both changes were primarily driven by negative foreign exchange ("FX") movements, mainly related to the strengthening of the U.S. dollar against the British pound, the inclusion of the former BASE business in Belgium and our organic revenue growth.

◦
For the Q4 2016 period, the negative FX effects exceeded the impacts of the BASE[20] acquisition and organic growth, while for full-year 2016 the positive acquisition impact and organic growth exceeded the decline caused by the adverse FX movements

•	Excluding the Netherlands, rebased revenue grew 3% during both the Q4 and 2016 periods despite the net negative impact of certain items, the most significant of which include:

◦
The net negative impact of our mobile split-contract programs[21] in the U.K., Belgium and Switzerland of $36 million and $43 million, respectively, as the net positive impact of these programs declined from the prior-year periods

◦
A reduction in cable subscription revenue of $11 million and $29 million, respectively, resulting from a change in U.K. regulations governing payment handling fees that Virgin Media charges its customers

◦	The negative impact of $17 million and $16 million, respectively, related to the prior-period favorable settlement of disputes with mobile operators over amounts charged for voice traffic in the U.K.

◦	The favorable impact of $2 million and $13 million, respectively, related to higher amortization of deferred upfront fees on B2B contracts in the U.K. in 2016

•	Our B2B (including SOHO)[22] and mobile (including interconnect and handset sales)[23] businesses reported 7% and relatively flat rebased revenue growth, respectively, in 2016

•
Geographically, we delivered 3% rebased revenue growth in Western Europe (excluding the Netherlands) both in Q4 and 2016, while our CEE operations generated 6% and 4% rebased revenue growth, respectively

2016 Rebased Revenue Growth - Segment Highlights

•	U.K./Ireland: overall growth includes:

◦
Cable subscription (~70% of revenue) rebased growth of 3.5% in 2016 and 4% in Q4 driven by (i) over 250,000 new RGUs in 2016 and (ii) an increase in ARPU per RGU[24] , partially offset by (iii) $29 million and $11 million reductions in the full-year and Q4 2016 periods, respectively, related to a reduction in revenue from a change in the regulations governing payment handling fees

◦
Mobile business (including interconnect and mobile handset revenue) delivered rebased revenue declines of 2% for 2016 and 9% in Q4. Both periods were impacted by (i) a reduction in revenue associated with the U.K.'s Freestyle proposition and (ii) continued declines in mobile interconnect revenue

◦
Business revenue growth, driven by higher underlying data volumes and an increase in amortization of deferred upfront fees on B2B contracts. This growth was more than offset in Q4 and partially offset in fiscal year 2016 by a $17 million revenue benefit recorded in Q4 2015 related to the settlement of disputes with mobile operators

•
Belgium: rebased growth for the cable business was 5% in 2016, driven by higher cable subscription revenue (~60% of revenue) related to an increase in ARPU per RGU and, to a lesser extent, volume growth

•
The Netherlands: Q4 performance was flat compared to prior year as higher ARPU per RGU for cable subscription revenue was offset by lower subscribers, while the full-year 2016 decline was primarily driven by lower cable subscription revenue due to a decrease in the average number of RGUs and lower ARPU per RGU

•	Germany: solid rebased revenue growth for both periods was primarily attributable to higher cable subscription revenue (~90% of revenue) as a result of an increase in ARPU per RGU and adding over 300,000 new subscribers in 2016. Q4 growth also benefited from higher wholesale mobile handset sales, which typically generate relatively low margins

•
Switzerland/Austria: growth was primarily driven by mobile volume growth and higher cable subscription revenue, where higher ARPU per RGU more than offset the lower average number of subscribers during the 2016 period

•	CEE: quarterly rebased revenue growth accelerated throughout the year driven by new build related subscriber growth, partially offset by lower ARPU per RGU in most CEE countries
Operating Income - Liberty Global Group (Europe)

•
Operating income of $683 million and $558 million in Q4 2016 and Q4 2015, respectively, and $2,482 million and $2,101 million during full-year 2016 and 2015, respectively, representing increases of 22% and 18%, respectively

•	Operating income results were impacted by OCF changes as further described below

•
In addition, the operating income result was impacted by (i) decreases in depreciation and amortization, (ii) higher restructuring charges, as increases in Germany, the European Division's central operations, Belgium and Virgin Media were only partially offset by decreases in the Netherlands, and (iii) changes in share-based compensation expense

Operating Cash Flow Highlights - Liberty Global Group (Europe)
The following table presents (i) OCF of each of our reportable segments for the comparative periods, and (ii) the percentage change from period to period on a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
OCF	2016	2015	%	Rebased %	2016	2015	%	Rebased %
	in millions, except % amounts

European Division:
U.K./Ireland	$724.8	$816.2	(11.2)	7.9	$2,930.9	$3,162.1	(7.3)	4.6
Belgium	281.2	224.2	25.4	8.8	1,173.4	990.3	18.5	3.7
The Netherlands	365.2	392.0	(6.8)	(5.4)	1,472.7	1,519.5	(3.1)	(2.7)
Germany	398.7	390.3	2.2	3.8	1,586.4	1,502.1	5.6	5.9
Switzerland/Austria	274.2	262.0	4.7	5.5	1,069.3	1,040.1	2.8	4.8
Total Western Europe	2,044.1	2,084.7	(1.9)	4.3	8,232.7	8,214.1	0.2	3.3
Central and Eastern Europe	125.6	118.5	6.0	8.8	471.5	474.0	(0.5)	1.5
Central and other	(83.5)	(74.6)	(11.9)	*	(327.2)	(289.2)	(13.1)	*
Total European Division	2,086.2	2,128.6	(2.0)	4.3	8,377.0	8,398.9	(0.3)	2.9
Corporate and other	(50.7)	(62.9)	19.4	*	(213.3)	(222.6)	4.2	*
Total Liberty Global Group	$2,035.5	$2,065.7	(1.5)	5.0	$8,163.7	$8,176.3	(0.2)	3.0

Total Liberty Global Group excluding the Netherlands^			—	7.5			—	4.3

OCF Margin	48.3%	48.2%			47.2%	47.9%
* - Omitted; N.M. - Not Meaningful
^ - We provide a rebased OCF growth rate for the Liberty Global Group that excludes the Netherlands in light of the deconsolidation of the Netherlands that occurred on December 31, 2016 in connection with the closing of our joint venture in the Netherlands with Vodafone Group. This is also the basis on which we provided our 2016 OCF guidance for the Liberty Global Group.

•	Reported OCF for the three months ended December 31, 2016 declined 1.5%, while full year 2016 OCF was relatively unchanged

◦	Both results were the result of organic OCF growth, the inclusion of BASE and the adverse impact of FX movements mentioned above

•	Excluding the Netherlands, rebased OCF growth was 7.5% in Q4 and 4% in FY16, respectively, and included the net negative impact of certain items, the most significant of which included;

◦	The net unfavorable revenue items discussed in the "Revenue Highlights" above

◦	For Q4, an $8 million benefit representing the reversal of pylon taxes recorded during the first three quarters of 2016 in connection with a Q4 settlement in Belgium

◦
For the full-year 2016 period, (i) the $26 million positive impact of lower Ziggo integration expenses in the Netherlands in 2016 and (ii) the $18 million negative impact of local authority charges for certain elements of network infrastructure in the U.K. in 2015

•
Our 2016 OCF margins[25] were positively impacted by efficiencies across most of our operations and Liberty Go efficiency gains, but adversely impacted by the inclusion of BASE, which has structurally lower OCF margins than our fixed-line cable business

2016 Rebased Operating Cash Flow Growth - Segment Highlights

•	U.K./Ireland: OCF growth benefited from increased revenue and operating cost controls, offset by higher programming spend

•	Belgium: growth supported by revenue growth, lower interconnect cost and operating efficiencies, partially offset by higher programming and copyright expenses

•
The Netherlands: rebased OCF contraction is mainly driven by the aforementioned revenue trend in combination with higher direct costs year-over-year, primarily programming costs. The FY16 period benefited from lower integration costs

•	Germany: grew primarily as a result of the previously mentioned revenue growth drivers, offset by the impact of higher staff related costs and higher programming and copyright expenses

•	Switzerland/Austria: growth was primarily attributable to the aforementioned revenue increases, and tight cost controls

•	CEE: growth primarily driven by revenue growth acceleration during 2016

•
Corporate and other: 2016 corporate spend increased year-over-year driven by our investments in Liberty Go including further centralization of various functions. In the second half of 2016, benefits from the new operating model started to emerge

Net Earnings (Loss) - Liberty Global Group (Europe)

•
Net earnings of $2.2 billion and $2.0 billion for the three months and year ended December 31, 2016, respectively, as compared to net losses of $0.2 billion and $1.1 billion, respectively, during the corresponding prior-year periods

•
The net earnings during the 2016 periods include a $1.1 billion income tax benefit recognized in the Netherlands upon the release of valuation allowances in the fourth quarter of 2016 and a pre-tax gain of $521 million that we recognized in connection with the December 31, 2016 closing of our joint venture in the Netherlands with Vodafone Group

Property and Equipment Additions - Liberty Global Group (Europe)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
	in millions, except % amounts
Customer premises equipment	$292.4	$233.7	$1,148.6	$1,057.1
Scalable infrastructure	334.4	223.4	965.0	807.2
Line extensions	318.8	167.4	808.6	493.3
Upgrade/rebuild	131.1	131.0	465.1	519.4
Support capital & other	452.3	333.9	1,251.3	1,033.2
Property and equipment additions	1,529.0	1,089.4	4,638.6	3,910.2

Property and equipment additions as % of revenue	36.3%	25.4%	26.8%	22.9%

•
Increases in Property and Equipment additions[26] in absolute terms and as a percentage of revenue was primarily driven by the increased new build activities across our footprint and in the U.K. in particular

Consolidated Statements of Cash Flows - Liberty Global Group (Europe)

	Year ended
	December 31,
	2016	2015	Variance
	in millions
Net cash provided (used) by:
Operating Activities	$5,467.3	$5,399.3	$68.0
Investing Activities	$(3,475.2)	$(3,429.0)	$(46.2)
Financing Activities	$(1,634.4)	$(2,311.3)	$676.9

•
Operating Activities: increase in cash provided is primarily attributable to the net effect of (i) higher payments for interest, (ii) an increase in cash provided by OCF and related working capital, (iii) higher cash receipts related to derivative instruments and (iv) higher payments for taxes

•
Investing Activities: increase in cash used is primarily due to the net effect of (i) higher payments for acquisitions, (ii) lower investments in and loans to affiliates and (iii) proceeds from sale of investments

•
Financing Activities: decrease in cash used is primarily due to the net effect of (i) lower cash payments associated with the repurchase of shares, (ii) lower net borrowings of debt, (iii) lower payments for financing costs and debt premiums and (iv) changes in cash collateral

Adjusted Free Cash Flow - Liberty Global Group (Europe)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
	in millions		in millions
Adjusted Free Cash Flow	$1,009.1	$779.0	$1,978.9	$2,432.1

•	Q4 increase, as compared to the prior-year period, was attributable to the net effect of:

◦	Higher cash provided from OCF and related working capital items, including benefits from operating expense-related vendor financing activities

◦	Lower benefits from capital-related vendor financing activities

◦	Higher cash taxes

◦	Lower interest payments (including related derivative instruments)

◦	Favorable movements in FX

•	2016 decrease, as compared to the prior-year period, was attributable to the net effect of:

◦	Lower benefits from capital-related vendor financing activities

◦	Higher cash provided from OCF and related working capital items, including benefits from operating expense-related vendor financing activities

◦	Higher interest payments (including related derivative instruments)

◦	Higher cash taxes

◦	Favorable movements in FX
Leverage and Liquidity - Liberty Global Group (Europe - at December 31, 2016)

•	Total capital leases and principal amount of third-party debt: $37.8 billion

•
Leverage: Excluding the OCF of Ziggo Group Holding, as our December 31, 2016 consolidated debt does not include the debt associated with this entity, our adjusted gross and net leverage ratios at December 31, 2016 were 5.0x and 4.8x, respectively. As adjusted for the cash we received on January 4, 2017 in connection with the closing of the joint venture in the Netherlands with Vodafone Group, our net leverage ratio would be 4.5x

•	Average debt tenor:[27] approximately 7.5 years, with ~90% not due until 2021 or beyond

•	Borrowing costs:[28] blended fully-swapped borrowing cost of our third-party debt was 4.7%

•
Liquidity: $6.4 billion, including (i) $1.1 billion of cash at December 31, 2016, (ii) $2.3 billion of cash received on January 4, 2017 following the closing of the joint venture in the Netherlands and (iii) the aggregate unused borrowing capacity[29] under our credit facilities of $3.0 billion

◦
The $2.3 billion of cash received on January 4, 2017 includes (i) the $2.9 billion of net recapitalization proceeds from VodafoneZiggo, with each party receiving a 50% share, and (ii) an equalization payment from Vodafone Group of $841 million

Subscriber Growth - LiLAC Group

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015

Organic RGU net additions (losses) by product
Video	(6,200)	(1,300)	11,600	7,900
Data	14,500	15,000	100,200	88,400
Voice	(8,500)	(5,900)	(17,800)	13,500
Total LiLAC Group	(200)	7,800	94,000	109,800

Organic RGU net additions (losses) by market
CWC	(20,400)	—	(4,700)	—
Chile	10,300	200	76,500	79,700
Puerto Rico	9,900	7,600	22,200	30,100
Total LiLAC Group	(200)	7,800	94,000	109,800

Organic Mobile SIM additions (losses) by product
Postpaid	3,300	(900)	33,100	30,400
Prepaid	58,600	(1,100)	14,300	(8,900)
Total LiLAC Group	61,900	(2,000)	47,400	21,500

Organic Mobile SIM additions (losses) by market
CWC	48,500	—	13,200	—
Chile	13,400	(2,000)	34,200	21,500
Puerto Rico	—	—	—	—
Total LiLAC Group	61,900	(2,000)	47,400	21,500

•
Product Additions: full-year 2016 RGU additions were powered by our broadband gains of 100,000 RGUs and supported by total video additions of 12,000. This result was partially offset by on-going weakness in fixed-line telephony resulting in losses of 18,000 RGUs

◦	As compared to full-year 2015, our broadband and video additions improved by 12,000 and 4,000 RGUs, respectively, offset by a 31,000 RGU contraction in our total fixed-line telephony subscriber growth

◦	CWC's organic RGU losses were driven by an adjustment that we recorded in Q4 to eliminate 30,000 non-paying subscribers from CWC's subscriber counts

•
Chile: our attractive “Vive” bundles, featuring the best HD channel line-up in Chile and super-fast broadband speeds of up to 160 Mbps, fueled 77,000 RGU additions in 2016. This was in-line with our prior-year performance, as year-over-year improvements in broadband and video were offset by fixed-line voice attrition

•
Puerto Rico: operating in a tough economic environment, LCPR delivered 22,000 subscriber additions in 2016 supported by market-leading broadband speeds of up to 400 Mbps and a rich variety of video packages, including cost-effective Spanish speaking bundles, and the successful introduction of the UPick "skinny bundles" in the fall of 2016

•
Panama: we added 8,000 video subscribers on an organic basis since May 2016, including an acceleration in video subscriber additions in Q4 following the launch of our new “Mast3r” product in September 2016. Telephony and internet subscribers declined due to continued fixed to mobile substitution as well as churn from our copper network. Since May 2016, we upgraded 64,000 of the 528,000 total homes passed from one-way hybrid fiber coaxial ("HFC") to two-way HFC. Total RGUs declined by 6,000 in the post-acquisition period

•	Jamaica: following the acquisition of CWC, we posted 20,000 organic RGU additions with growth across our internet and telephony services driven by improved bundling propositions

•
Bahamas: although still early stages, we are steadily building our video and broadband RGU base (3,000 for post acquisition 2016) through the penetration of our newly constructed Fiber-to-the-Home (FTTH) network of 26,000 homes. We ended the post-acquisition 2016 period with 5,000 fewer fixed-line voice RGUs

•
Barbados: RGUs declined by 13,000 in total during the post-acquisition 2016 period, due to competitive intensity combined with customer experience challenges during our ongoing program to upgrade customers from our legacy copper to nationwide fiber based network

•
Mobile: we added 47,000 mobile subscribers in the post-acquisition 2016 period, driven by 62,000 additions in Q4, including solid prepaid gains in Jamaica (62,000) and Bahamas (12,000), and accelerating postpaid subscriber additions at VTR (37,000), that were only partially offset by prepaid losses in Panama (58,000)

◦
Panama: in our largest, but also our most competitive market, we lost 1,000 postpaid subscribers in post acquisition 2016. Our prepaid base was down by 58,000 subscribers since the acquisition of CWC due to continued intense competition

◦
Jamaica: mobile subscriber momentum drove the Jamaican business during the year with particularly strong growth in Q4, where we saw prepaid subscriber additions of 56,000 driven by Christmas promotions, bringing the total since May 2016 to 62,000

◦
Bahamas: despite the entry of our first mobile competitor during November 2016, we were able to grow our subscriber base by 11,000 since May 2016, including 6,000 in Q4 2016, through increased promotional activity focused on data offers

◦	Chile: mobile subscribers increased by 34,000 during the full year 2016. The year-over-year improvement of 13,000 was driven by refreshed 4G mobile packages

Revenue Highlights - LiLAC Group
On May 16, 2016, a subsidiary of Liberty Global acquired CWC. Accordingly, CWC has been included in our financial results under Liberty Global's U.S. GAAP accounting policies since May 16, 2016.
The following table presents (i) revenue of each of our reportable segments for the comparative periods and (ii) the percentage change from period to period on a reported and rebased basis:

	Three months ended		Increase		Year ended		Increase/(decrease)
	December 31,				December 31,
Revenue	2016	2015	%	Rebased %	2016	2015	%	Rebased %
	in millions, except % amounts

LiLAC Division:
CWC	$590.7	$—	*	0.5	$1,444.8	$—	*	(1.4)
Chile	227.6	204.2	11.5	6.2	859.5	838.1	2.6	6.0
Puerto Rico	105.2	105.1	0.1	0.1	420.8	379.2	11.0	1.1
Total LiLAC Division	923.5	309.3	198.6	1.8	2,725.1	1,217.3	123.9	1.2
Intersegment eliminations	(0.6)	—	N.M.	*	(1.3)	—	N.M.	*
Total LiLAC Group	$922.9	$309.3	198.4	1.8	$2,723.8	$1,217.3	123.8	1.2

LiLAC Group excluding CWC^			7.6	4.2			5.2	4.3
* - Omitted; N.M. - Not Meaningful
^ - We provide a rebased revenue growth rate for the LiLAC Group that excludes CWC in light of the fact that CWC is only included in our 2016 results from the May 16, 2016 acquisition date.

•	Reported revenue for the three months and year ended December 31, 2016 increased by 199% and 124%, respectively

◦	The Q4 result was primarily driven by the acquisition of CWC and, to a lesser extent, organic growth and the beneficial movements of the Chilean peso relative to the U.S. dollar

◦
The full-year result was primarily driven by the acquisitions of CWC and Choice and, to a lesser extent, organic growth, partially offset by the adverse movements of the Chilean peso relative to the U.S. dollar

•	From a rebased perspective, revenue increased 2% and 1% for the three months and year ended December 31, 2016, respectively
2016 Rebased Revenue Growth - Segment Highlights

•
CWC: modest rebased revenue growth in Q4 2016 was driven by robust results in our managed services business, driven by large project-related contract wins in Panama, growth in our wholesale capacity business and stable broadband performance, mostly offset by revenue weakness in our mobile and fixed-line telephony segments. The rebased revenue contraction for the 2016 post-acquisition period was the result of growth in managed services and broadband that was more than offset by declines in mobile and fixed-line telephony. The decrease in mobile revenue was primarily attributable to declines in the Bahamas and certain other smaller markets that were only partially offset by strong growth in our Jamaica business

•	Chile: solid rebased revenue growth for both the Q4 and FY 2016 periods was primarily attributable to higher cable subscription revenue (~90% of revenue) as a result of an increase in

ARPU per RGU and the addition of 77,000 new subscribers in 2016. This growth was enhanced by our mobile business, which benefited from accelerating year-over-year volume growth and higher ARPU

•
Puerto Rico: the revenue result in both periods was driven by solid growth in our B2B business, centered around data connectivity, and was further supported by subscriber growth. A portion of this growth was offset by a decline in ARPU per RGU

Operating Income - LiLAC Group

•
Operating income of $141 million and $63 million during Q4 2016 and Q4 2015, respectively, and $319 million and $248 million during 2016 and 2015, respectively, representing increases of 123% and 29%, respectively

•	Operating income was impacted by OCF changes as further described below

•
In addition, the operating income results were impacted by (i) increases in depreciation and amortization, primarily due to the inclusion of CWC, and (ii) increases in restructuring charges in Chile and Puerto Rico and, for the full year comparison, higher direct acquisition costs attributable to the acquisition of CWC

Operating Cash Flow Highlights - LiLAC Group
The following table presents (i) OCF of each of our reportable segments for the comparative periods, and (ii) the percentage change from period to period on a reported and rebased basis:

	Three months ended		Increase		Year ended		Increase
	December 31,				December 31,
OCF	2016	2015	%	Rebased %	2016	2015	%	Rebased %
	in millions, except % amounts

LiLAC Division:
CWC	$226.4	$—	N.M.	3.2	$541.9	$—	N.M.	3.0
Chile	94.3	82.0	15.0	9.7	339.3	328.1	3.4	6.8
Puerto Rico	58.9	46.5	26.7	26.7	211.8	167.2	26.7	15.0
Total LiLAC Division	379.6	128.5	195.4	7.9	1,093.0	495.3	120.7	6.3
Corporate and other	(3.1)	(1.1)	N.M.	*	(8.9)	(4.3)	N.M.	*
Total segment OCF	$376.5	$127.4	195.5	7.3	$1,084.1	$491.0	120.8	5.9

LiLAC Group excluding CWC^				14.2				8.9

OCF Margin	40.8%	41.2%			39.8%	40.3%
* - Omitted; N.M. - Not Meaningful
^ - We provide a rebased OCF growth rate for the LiLAC Group that excludes CWC in light of the fact that CWC is only included in our 2016 results from the May 16, 2016 acquisition date. This is also the basis on which we provided our 2016 OCF guidance for the LiLAC Group.

•	Reported OCF for the three months and year ended December 31, 2016 increased 196% and 121%, respectively, both of which were the result of the aforementioned revenue drivers

•	From a rebased perspective, OCF increased 7% and 6% for the three months and year ended December 31, 2016, respectively

2016 Rebased OCF Growth - Segment Highlights

•
CWC: in both periods, rebased OCF growth was primarily driven by reduced integration costs, the realization of staff- and network-related synergies following the Columbus acquisition, and further cost discipline across CWC’s markets. These improvements were partly offset by higher charges for doubtful accounts and increased programming costs primarily related to the Premier League

•	Chile: both periods grew primarily as a result of the aforementioned revenue growth drivers, partially offset by the impact of higher programming, call center and mobile handset costs

•
Puerto Rico: the Q4 and full-year 2016 rebased OCF growth was primarily driven by the favorable impacts of $8 million and $13 million in Q4 and 2016, respectively, related to the settlement of a legal matter and the related receipt of indemnification reimbursements. We also benefited from ongoing cost containment across the business

Net Earnings (Loss) - LiLAC Group

•
Net losses of $5 million and $227 million for the three months and year ended December 31, 2016, respectively, as compared to net earnings (loss) of ($10 million) and $52 million, respectively, during the corresponding prior-year periods

Property and Equipment Additions - LiLAC Group

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
	in millions, except % amounts
Customer premises equipment	$27.9	$16.1	$140.2	$111.5
Scalable infrastructure	13.2	9.8	48.6	48.6
Line extensions	7.2	5.4	37.8	21.0
Upgrade/rebuild	1.7	1.3	9.4	6.3
Support capital & other	15.5	9.7	49.6	39.7
CWC P&E Additions	137.7	—	282.6	—
Property and equipment additions	203.2	42.3	568.2	227.1

Property and equipment additions as % of revenue	22.0%	13.7%	20.9%	18.7%

•
For both periods, the increase in property and equipment additions in absolute terms was driven primarily by the acquisition of CWC and, to a lesser extent, increases in CPE and new build activities across the legacy LiLAC footprint

Consolidated Statements of Cash Flows - LiLAC Group

	Year ended
	December 31,
	2016	2015	Variance
	in millions
Net cash provided (used) by:
Operating Activities	$468.2	$306.5	$161.7
Investing Activities	$(441.1)	$(490.6)	$49.5
Financing Activities	$247.3	$363.7	$(116.4)

•
Operating Activities: the increase in cash provided was primarily attributable to the net effect of (i) an increase in cash provided by OCF and related working capital mainly from the acquisition of CWC and (ii) higher payments for interest and taxes

•	Investing Activities: the decrease in cash used was primarily due to the net effect of (i) an increase in cash received from acquisitions and (ii) higher payments for capital expenditures

•
Financing Activities: the decrease in cash provided was primarily attributable to (i) higher net borrowings of debt, (ii) higher net inter-group payments and (iii) higher distributions to noncontrolling interest owners

Adjusted Free Cash Flow - LiLAC Group

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
	in millions		in millions
Adjusted Free Cash Flow	$116.3	$47.6	$61.6	$87.1

•	The Q4 increase, as compared to the prior-year period, was attributable to the net effect of:

◦	Higher cash provided from OCF and related working capital items, mainly related to our acquisition of CWC

◦	Higher capital expenditures

◦	Higher interest payments (including related derivative instruments)

◦	Favorable movements in FX

•	The 2016 decrease, as compared to the prior-year period, was attributable to the net effect of:

◦	Higher cash provided from OCF and related working capital items, mainly related to our acquisition of CWC

◦	Higher capital expenditures

◦	Higher interest payments (including related derivative instruments)

◦	Higher cash taxes

◦	Favorable movements in FX

Leverage and Liquidity - LiLAC Group (at December 31, 2016)

•	Total capital leases and principal amount of third-party debt: $6.0 billion

•	Leverage: consolidated gross and net leverage ratios of 4.0x and 3.6x, respectively

•	Average debt tenor: approximately 5.5 years, with less than 10% due prior to 2021

•	Borrowing costs: blended fully-swapped borrowing cost of our third-party debt was 6.8%

•	Liquidity: approximately $1.5 billion, including $553 million of cash and $989 million of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expected RGU additions; our expectations with respect to revenue, OCF and Adjusted FCF; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including the roll-out of our 4G mobile product and cloud-based products; plans and expectations relating to new build and network extension opportunities; the timing of proposed acquisitions and the anticipated benefits, costs and synergies in connection with acquisitions, including the CWC acquisition and the proposed acquisition of Multimedia Polska; expectations with respect to our joint venture in the Netherlands; expectations regarding our share buyback program; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our 25 million customers who subscribe to over 50 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 5 million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 11 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region in over 30 markets.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Rebecca Pike	+44 20 8483 6216
John Rea	+1 303 220 4238

Footnotes

[1]
The Liberty Global ordinary shares and the LiLAC ordinary shares are tracking shares. Tracking shares are intended by the issuing company to reflect or “track” the economic performance of a particular business or “group,” rather than the economic performance of the company as a whole. The Liberty Global ordinary shares and the LiLAC ordinary shares are intended to reflect or “track” the economic performance of the Liberty Global Group and the LiLAC Group (each as defined and described below), respectively. For more information regarding the tracking shares, see note 1 to our consolidated financial statements included in our annual report on Form 10-K as amended on March 28, 2017 (the "10-K"). “Liberty Global Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Unitymedia, UPC Holding BV, Telenet and, through December 31, 2016, Ziggo Group Holding. “LiLAC Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The LiLAC Group comprises our operations in Latin America and the Caribbean and has attributed to it CWC, VTR and Liberty Puerto Rico. The consolidated financial statements of Liberty Global are included in our 10-K. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our 10-K.

[2]	Please see Revenue and Operating Cash Flow for information on rebased growth.

[3]	Please see OCF Definition and Reconciliation for our Operating Cash Flow ("OCF") definition and the required reconciliations.

[4]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.
5    Figure includes upgrades in Germany and U.K./Ireland.

[6]	The 314,000 premises added by Virgin Media include 25,000 technical upgrades and 14,000 commercial premises.

[7]
A reconciliation to a U.S. GAAP measure of the Liberty Global Group 2017 and medium-term OCF figures that underly our guidance ranges is not provided due to the fact that not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another. For example, impairments or other operating charges such as direct acquisition costs are contingent upon the underlying activity, which cannot be reasonably forecasted.

[8]	FX rates as of February 12, 2017.

[9]
The amounts presented for our 2017 new build programs in Europe, which exclude upgrades, include homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services.

[10]
The nearly $3 billion of proceeds that are related to the joint venture with Vodafone comprise (i) amounts received in connection with the closing of the transaction, including (a) our 50% share of the $2.9 billion of net proceeds from the recapitalization transactions completed by VodafoneZiggo Holding B.V., formerly known as Ziggo Group Holding B.V. ("Ziggo Group Holding"), during the third quarter of 2016 and (b) an equalization payment from Vodafone of $841 million, and (ii) over $500 million of cash generated and up-streamed by Ziggo Group Holding from the date the deal was announced in February 2016 through December 31, 2016.

[11]	On May 16, 2016, we acquired Cable & Wireless Communications Limited (formerly Cable & Wireless Communications Plc) ("CWC").

[12]
A reconciliation of our LiLAC OCF guidance for 2017 to a U.S. GAAP measure is not provided due to the fact that not all elements of the reconciliation is projected as part of our forecasting process, as certain items may vary significantly from one period to another. For example, impairments or other operating charges such as direct acquisition costs are contingent upon the underlying activity, which cannot be reasonably forecasted.

[13]	Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and, in the case of the Liberty Global Group, excludes the loans backed or secured by the shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp. For Liberty Global Group, our ratios are adjusted to exclude debt and OCF of Ziggo Sport and Ziggo and its subsidiaries.
14    Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

[15]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of Customer Relationships.

[16]
Please see Adjusted Free Cash Flow Definition and Reconciliation for information on Adjusted Free Cash Flow (“FCF”) and the required reconciliations. For more detailed information concerning our operating, investing and financing cash flows, see the consolidated statements of cash flows included in our 10-K. A reconciliation of our 2017 and 2016 FCF guidance to a U.S. GAAP measure is not provided due to the fact that not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

[17]	Consistent with how our guidance was developed, the 1.3 million new homes that we built across Europe through year-end 2016 included 139,000 upgraded homes in Germany.

[18]	Our next-generation video base consists of Horizon TV, TiVo (in the U.K.), Digital TV with a Horizon-like user interface (Yelo in Belgium) as well as Horizon-Lite set-top boxes.

[19]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[20]	On February 11, 2016, Telenet acquired Telenet Group BVBA, formerly known as BASE Company NV ("BASE").

[21]
In the U.K., Belgium and Switzerland we now offer our customers the option to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract ("split-contract programs"). Revenue associated with handsets sold under our split-contract programs is recognized upfront and included in other non-subscription revenue. We generally recognize the full sales price for the mobile handset upon delivery, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to our split-contract programs, all revenue from handset sales that was contingent upon delivering future airtime services was recognized over the life of the customer contract as part of the monthly fee and included in mobile subscription revenue.

[22]
Total B2B includes subscription (SOHO) and non-subscription revenue. Non-subscription revenue includes the amortization of deferred upfront installation fees and deferred nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. Most of this deferred revenue relates to Virgin Media's B2B contracts, and in connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's B2B deferred revenue is accounting for $1.5 million and $13.1 million of the increase in Liberty Global Group's total B2B revenue for the three months and year ended December 31, 2016, respectively.

[23]
Liberty Global Group's (3.4%) rebased mobile contraction (including interconnect and mobile handset sales revenue) and 0.3% growth for Q4 2016 and full-year 2016, respectively, includes the impact of our split-contract and non-subsidized handset sale programs in the U.K., Belgium, Switzerland, Ireland and Hungary, as further described above. Our split-contract and non-subsidized handset sale programs in the U.K., Belgium and Switzerland had net negative effects on our mobile subscription and handset revenue of $36.2 million in Q4 2016 and $42.7 million in 2016. The net negative effects of the split-contract and non-subsidized handset sale programs are comprised of (i) a decrease of $1.4 million and an increase of $76.6 million in handset revenue and (ii) decreases in mobile subscription revenue of $34.8 million and $119.3 million during Q4 2016 and full-year 2016, respectively.

[24]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship or mobile subscriber, as applicable, and is calculated by dividing the average monthly cable subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) or mobile subscription revenue, as applicable, for the indicated period, by the average of the opening and closing balances for customer relationships or mobile subscribers, as applicable, for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber, as applicable, for the Liberty Global Group and LiLAC Group are not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly cable subscription revenue for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable.

[25]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[26]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

[27]	For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

[28]
Our blended fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[29]
Our aggregate unused borrowing capacity of $3.9 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. This consists of $3.0 billion attributed to the Liberty Global Group and $989 million attributed to the LiLAC Group. Upon completion of the relevant December 31, 2016 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing capacity would be $3.8 billion. This consists of $3.0 billion attributed to the Liberty Global Group and $845 million attributed to the LiLAC Group. LiLAC cash of $553 million includes $271 million of cash held by the consolidated CWC group, substantially all of which is held by CWC subsidiaries. For information regarding limitations on CWC's ability to access this cash, see the discussion under "Liquidity and Capital Resources" in our 10-K.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are included in our 10-K. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our 10-K.

Revenue and Operating Cash Flow
In the following tables, we present revenue and operating cash flow by reportable segment for the three months and year ended December 31, 2016, as compared to the corresponding prior-year periods. All of our reportable segments derive their revenue primarily from consumer and B2B services, including video, broadband internet and fixed-line telephony services and, with the exception of Puerto Rico, mobile services. For detailed information regarding the composition of our reportable segments, see note 18 to our consolidated financial statements included in our 10-K.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2016, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2015 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2015 and 2016 in our rebased amounts for the three months and year ended December 31, 2015 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2016, (ii) exclude the pre-disposition revenue and OCF of "offnet" subscribers in the U.K. that were disposed in the fourth quarter of 2014 and the first half of 2015 from our rebased amounts for the year ended December 31, 2015 to the same extent that the revenue and OCF of these disposed subscribers is excluded from our results for the year ended December 31, 2016, (iii) exclude the revenue and OCF related to a partner network agreement that was terminated shortly after the Ziggo acquisition from our rebased amounts for the year ended December 31, 2015 to the same extent that the revenue and OCF from this partner network is excluded from our results for the year ended December 31, 2016, (iv) exclude the pre-disposition revenue, OCF and associated intercompany eliminations of Film1, which was disposed in the third quarter of 2015, from our rebased amounts for the year ended December 31, 2015 to the same extent that the revenue, OCF and associated intercompany eliminations are excluded from our results for the year ended December 31, 2016, (v) exclude the revenue and OCF of multi-channel multi-point (microwave) distribution system subscribers in Ireland that have disconnected since we announced the switch-off of this service effective April 2016 for the three months and year ended December 31, 2015 to the same extent that the revenue and OCF of these subscribers is excluded from our results for the three months and year ended December 31, 2016 and (vi) reflect the translation of our rebased amounts for the three months and year ended December 31, 2015 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2016. We have included CWC, BASE and five small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended December 31, 2015. We have included CWC, BASE, Choice and five small entities in whole or in part in the determination of our rebased revenue and OCF for the year ended December 31, 2015. We have reflected the revenue and OCF of the acquired entities in our 2015 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between Generally Accepted Accounting Principles in the United States (“U.S. GAAP”) and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

The following table provides adjustments made to the 2015 amounts to derive our rebased growth rates for the Liberty Global Group and the LiLAC Group:

	Revenue		OCF
	Three months ended December 31, 2015	Year ended December 31, 2015	Three months ended December 31, 2015	Year ended December 31, 2015
Liberty Global Group	in millions
Acquisitions	$192.9	$667.4	$36.1	$136.2
Dispositions	(3.1)	(22.6)	(2.0)	(6.4)
Foreign Currency	(352.7)	(839.3)	(160.6)	(380.4)
Total decrease	$(162.9)	$(194.5)	$(126.5)	$(250.6)

LiLAC Group
Acquisitions	$596.5	$1,523.1	$223.2	$550.0
Foreign Currency	0.9	(49.7)	0.2	(17.2)
Total increase	$597.4	$1,473.4	$223.4	$532.8

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

	Three months ended		Increase		Increase
	December 31,		(decrease)		(decrease)
Revenue	2016	2015	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Division:
U.K./Ireland	$1,523.2	$1,804.4	$(281.2)	(15.6)	0.8
Belgium	680.2	505.5	174.7	34.6	2.5
The Netherlands	660.4	672.6	(12.2)	(1.8)	(0.3)
Germany	639.7	607.1	32.6	5.4	7.0
Switzerland/Austria	435.9	432.2	3.7	0.9	1.5
Total Western Europe	3,939.4	4,021.8	(82.4)	(2.0)	1.9
Central and Eastern Europe	273.8	265.0	8.8	3.3	5.6
Central and other	(2.8)	(1.7)	(1.1)	N.M.	*
Total European Division	4,210.4	4,285.1	(74.7)	(1.7)	2.1
Corporate and other	18.9	8.4	10.5	125.0	*
Intersegment eliminations	(12.7)	(3.6)	(9.1)	N.M.	*
Total Liberty Global Group	4,216.6	4,289.9	(73.3)	(1.7)	2.2
LiLAC Group:
LiLAC Division:
CWC	590.7	—	590.7	*	0.5
Chile	227.6	204.2	23.4	11.5	6.2
Puerto Rico	105.2	105.1	0.1	0.1	0.1
Total LiLAC Division	923.5	309.3	614.2	198.6	1.8
Intersegment eliminations	(0.6)	—	(0.6)	N.M.	*
Total LiLAC Group	922.9	309.3	613.6	198.4	1.8
Total	$5,139.5	$4,599.2	$540.3	11.7	2.1

Liberty Global Group excluding the Netherlands(1)					2.6
LiLAC Group excluding CWC(2)					4.2
* - Omitted; N.M. - Not Meaningful

	Year ended		Increase		Increase
	December 31,		(decrease)		(decrease)
Revenue	2016	2015	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Division:
U.K./Ireland	$6,508.8	$7,058.7	$(549.9)	(7.8)	2.6
Belgium	2,691.1	2,021.0	670.1	33.2	2.9
The Netherlands	2,690.8	2,745.3	(54.5)	(2.0)	(1.6)
Germany	2,539.7	2,399.5	140.2	5.8	6.2
Switzerland/Austria	1,755.6	1,758.2	(2.6)	(0.1)	1.6
Total Western Europe	16,186.0	15,982.7	203.3	1.3	2.4
Central and Eastern Europe	1,088.4	1,066.6	21.8	2.0	3.9
Central and other	(8.0)	(5.4)	(2.6)	(48.1)	*
Total European Division	17,266.4	17,043.9	222.5	1.3	2.5
Corporate and other	66.7	42.3	24.4	N.M.	*
Intersegment eliminations	(48.1)	(23.5)	(24.6)	N.M.	*
Total Liberty Global Group	17,285.0	17,062.7	222.3	1.3	2.5
LiLAC Group:
LiLAC Division:
CWC	1,444.8	—	1,444.8	*	(1.4)
Chile	859.5	838.1	21.4	2.6	6.0
Puerto Rico	420.8	379.2	41.6	11.0	1.1
Total LiLAC Division	2,725.1	1,217.3	1,507.8	123.9	1.2
Intersegment eliminations	(1.3)	—	(1.3)	N.M.	*
Total LiLAC Group	2,723.8	1,217.3	1,506.5	123.8	1.2
Total	$20,008.8	$18,280.0	$1,728.8	9.5	2.3

Liberty Global Group excluding the Netherlands (1)					3.3
LiLAC Group excluding CWC (2)					4.3

* - Omitted; N.M. - Not Meaningful

(1) We provide a rebased revenue growth rate for the Liberty Global Group that excludes the Netherlands in light of the deconsolidation of the Netherlands that occurred on December 31, 2016 in connection with the closing of our joint venture in the Netherlands with Vodafone Group.
(2) We provide a rebased revenue growth rate for the LiLAC Group that excludes CWC in light of the fact that CWC is only included in our 2016 results from the May 16, 2016 acquisition date.

	Three months ended		Increase		Increase
	December 31,		(decrease)		(decrease)
OCF	2016	2015	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Division:
U.K./Ireland	$724.8	$816.2	$(91.4)	(11.2)	7.9
Belgium	281.2	224.2	57.0	25.4	8.8
The Netherlands	365.2	392.0	(26.8)	(6.8)	(5.4)
Germany	398.7	390.3	8.4	2.2	3.8
Switzerland/Austria	274.2	262.0	12.2	4.7	5.5
Total Western Europe	2,044.1	2,084.7	(40.6)	(1.9)	4.3
Central and Eastern Europe	125.6	118.5	7.1	6.0	8.8
Central and other	(83.5)	(74.6)	(8.9)	(11.9)	*
Total European Division	2,086.2	2,128.6	(42.4)	(2.0)	4.3
Corporate and other	(50.7)	(62.9)	12.2	19.4	*
Total Liberty Global Group	2,035.5	2,065.7	(30.2)	(1.5)	5.0
LiLAC Group:
LiLAC Division:
CWC	226.4	—	226.4	N.M.	3.2
Chile	94.3	82.0	12.3	15.0	9.7
Puerto Rico	58.9	46.5	12.4	26.7	26.7
Total LiLAC Division	379.6	128.5	251.1	195.4	7.9
Corporate and other	(3.1)	(1.1)	(2.0)	N.M.	*
Total LiLAC Group	376.5	127.4	249.1	195.5	7.3
Total	$2,412.0	$2,193.1	$218.9	10.0	5.3

Liberty Global Group excluding the Netherlands (1)					7.5
LiLAC Group excluding CWC (2)					14.2

Operating Income
Liberty Global Group	$683.0	$558.0	$125.0	22.4
LiLAC Group	141.2	63.3	77.9	123.1
Total	$824.2	$621.3	$202.9	32.7

* - Omitted; N.M. - Not Meaningful

	Year ended		Increase		Increase
	December 31,		(decrease)		(decrease)
OCF	2016	2015	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Division:
U.K./Ireland	$2,930.9	$3,162.1	$(231.2)	(7.3)	4.6
Belgium	1,173.4	990.3	183.1	18.5	3.7
The Netherlands	1,472.7	1,519.5	(46.8)	(3.1)	(2.7)
Germany	1,586.4	1,502.1	84.3	5.6	5.9
Switzerland/Austria	1,069.3	1,040.1	29.2	2.8	4.8
Total Western Europe	8,232.7	8,214.1	18.6	0.2	3.3
Central and Eastern Europe	471.5	474.0	(2.5)	(0.5)	1.5
Central and other	(327.2)	(289.2)	(38.0)	(13.1)	*
Total European Division	8,377.0	8,398.9	(21.9)	(0.3)	2.9
Corporate and other	(213.3)	(222.6)	9.3	4.2	*
Total Liberty Global Group	8,163.7	8,176.3	(12.6)	(0.2)	3.0
LiLAC Group:
LiLAC Division:
CWC	541.9	—	541.9	N.M.	3.0
Chile	339.3	328.1	11.2	3.4	6.8
Puerto Rico	211.8	167.2	44.6	26.7	15.0
Total LiLAC Division	1,093.0	495.3	597.7	120.7	6.3
Corporate and other	(8.9)	(4.3)	(4.6)	N.M.	*
Total LiLAC Group	1,084.1	491.0	593.1	120.8	5.9
Total	$9,247.8	$8,667.3	$580.5	6.7	3.3

Liberty Global Group excluding the Netherlands (1)					4.3
LiLAC Group excluding CWC (2)					8.9

Operating Income
Liberty Global Group	$2,482.2	$2,101.1	$381.1	18.1
LiLAC Group	319.1	248.1	71.0	28.6
Total	$2,801.3	$2,349.2	$452.1	19.2

* - Omitted; N.M. - Not Meaningful

(1)
We provide a rebased OCF growth rate for the Liberty Global Group that excludes the Netherlands in light of the deconsolidation of the Netherlands that occurred on December 31, 2016 in connection with the closing of our joint venture in the Netherlands with Vodafone Group. This is also the basis on which we provided our 2016 OCF guidance for the Liberty Global Group.

(2)
We provide a rebased OCF growth rate for the LiLAC Group that excludes CWC in light of the fact that CWC is only included in our 2016 results from the May 16, 2016 acquisition date. This is also the basis on which we provided our 2016 OCF guidance for the LiLAC Group.

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our 10-K. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to total segment OCF is presented below.

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
	in millions		in millions
Consolidated Liberty Global
Operating income	$824.2	$621.3	$2,801.3	$2,349.2
Share-based compensation expense	90.5	65.2	296.9	318.2
Depreciation and amortization	1,395.7	1,438.2	5,801.1	5,825.8
Impairment, restructuring and other operating items, net	101.6	68.4	348.5	174.1
Total segment OCF	$2,412.0	$2,193.1	$9,247.8	$8,667.3

Liberty Global Group
Operating income	$683.0	$558.0	$2,482.2	$2,101.1
Share-based compensation expense	85.8	65.0	281.5	315.8
Inter-group fees and allocations	(2.1)	(2.2)	(8.5)	(4.3)
Depreciation and amortization	1,187.5	1,382.6	5,213.8	5,609.4
Impairment, restructuring and other operating items, net	81.3	62.3	194.7	154.3
Total segment OCF	$2,035.5	$2,065.7	$8,163.7	$8,176.3

LiLAC Group
Operating income	$141.2	$63.3	$319.1	$248.1
Share-based compensation expense	4.7	0.2	15.4	2.4
Inter-group fees and allocations	2.1	2.2	8.5	4.3
Depreciation and amortization	208.2	55.6	587.3	216.4
Impairment, restructuring and other operating items, net	20.3	6.1	153.8	19.8
Total segment OCF	$376.5	$127.4	$1,084.1	$491.0

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table1 details the U.S. dollar equivalent balances of the outstanding principal amount of our debt, capital lease obligations and cash and cash equivalents at December 31, 2016:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and Liberty Global Group unrestricted subsidiaries	$2,190.6	$65.4	$2,256.0	$913.8
Virgin Media[3]	14,903.1	91.2	14,994.3	27.1
UPC Holding	6,784.0	33.5	6,817.5	28.2
Unitymedia	8,021.5	657.0	8,678.5	2.9
Telenet	4,658.2	374.0	5,032.2	104.6
Total Liberty Global Group	36,557.4	1,221.1	37,778.5	1,076.6
LiLAC Group unrestricted subsidiaries	—	—	—	77.9
CWC	3,593.0	20.8	3,613.8	271.2
VTR Finance	1,448.9	0.7	1,449.6	125.0
Liberty Puerto Rico	942.5	0.2	942.7	78.5
Total LiLAC Group	5,984.4	21.7	6,006.1	552.6
Total	$42,541.8	$1,242.8	$43,784.6	$1,629.2

Property and Equipment Additions and Capital Expenditures
The tables below highlight the categories of the property and equipment additions attributed to the Liberty Global Group and the LiLAC Group for the indicated periods and reconcile those additions to the capital expenditures that are presented in the attributed statement of cash flows information included in Exhibit 99.1 to our 10-K:

Liberty Global Group

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
	in millions, except % amounts
Customer premises equipment	$292.4	$233.7	$1,148.6	$1,057.1
Scalable infrastructure	334.4	223.4	965.0	807.2
Line extensions	318.8	167.4	808.6	493.3
Upgrade/rebuild	131.1	131.0	465.1	519.4
Support capital & other	452.3	333.9	1,251.3	1,033.2
Property and equipment additions	1,529.0	1,089.4	4,638.6	3,910.2
Assets acquired under capital-related vendor financing arrangements[4]	(613.1)	(390.9)	(2,018.7)	(1,481.5)
Assets acquired under capital leases	(31.2)	(16.8)	(104.2)	(106.1)
Changes in current liabilities related to capital expenditures	(333.3)	(91.1)	(361.8)	(50.3)
Capital expenditures[5]	$551.4	$590.6	$2,153.9	$2,272.3

Property and equipment additions as % of revenue	36.3%	25.4%	26.8%	22.9%

LiLAC Group

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
	in millions, except % amounts
Customer premises equipment	$27.9	$16.1	$140.2	$111.5
Scalable infrastructure	13.2	9.8	48.6	48.6
Line extensions	7.2	5.4	37.8	21.0
Upgrade/rebuild	1.7	1.3	9.4	6.3
Support capital & other	15.5	9.7	49.6	39.7
CWC P&E Additions	137.7	—	282.6	—
Property and equipment additions	203.2	42.3	568.2	227.1
Assets acquired under capital-related vendor financing arrangements	(11.8)	—	(45.5)	—
Assets acquired under capital leases	(2.4)	—	(7.4)	—
Changes in current liabilities and cash derivatives related to capital expenditures	(41.1)	15.1	(24.9)	0.1
Capital expenditures	$147.9	$57.4	$490.4	$227.2

Property and equipment additions as % of revenue	22.0%	13.7%	20.9%	18.7%
______________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding and Telenet include notes issued by special purpose entities that are consolidated by the respective subsidiary.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes Virgin Media. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes $0.2 million of cash and cash equivalents held by Virgin Media. This amount is included in the amount shown for Liberty Global and Liberty Global Group unrestricted subsidiaries.

[4]
Amounts exclude related VAT of $85 million and $50 million during the three months ended December 31, 2016 and 2015, respectively, and $278 million and $189 million during the year ended December 31, 2016 and 2015, respectively, that were also financed by our vendors under these arrangements.

[5]
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards, (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (iii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of Adjusted Free Cash Flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view adjusted free cash flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. Beginning with the third quarter of 2016, we changed the name of this metric from "Free Cash Flow" to "Adjusted Free Cash flow." We have not changed how we calculate this metric. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted Free Cash Flow for the indicated periods:

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
	in millions
Consolidated Liberty Global
Net cash provided by operating activities	$1,894.0	$1,546.5	$5,935.5	$5,705.8
Excess tax benefits from share-based compensation[6]	0.4	(0.3)	4.4	26.7
Cash payments for direct acquisition and disposition costs	25.8	14.7	115.3	264.2
Expenses financed by an intermediary[7]	208.0	161.4	815.0	294.2
Capital expenditures	(699.3)	(648.0)	(2,644.3)	(2,499.5)
Principal payments on amounts financed by vendors and intermediaries	(278.5)	(215.7)	(2,074.7)	(1,125.4)
Principal payments on certain capital leases	(25.0)	(32.0)	(110.7)	(146.8)
Adjusted FCF	$1,125.4	$826.6	$2,040.5	$2,519.2

Liberty Global Group
Net cash provided by operating activities	$1,653.3	$1,441.6	$5,467.3	$5,399.3
Excess tax benefits from share-based compensation	0.4	(0.3)	4.4	23.0
Cash payments for direct acquisition and disposition costs	2.5	14.4	29.3	259.3
Expenses financed by an intermediary	206.1	161.4	812.0	294.2
Capital expenditures	(551.4)	(590.6)	(2,153.9)	(2,272.3)
Principal payments on amounts financed by vendors and intermediaries	(278.5)	(215.7)	(2,074.7)	(1,125.4)
Principal payments on certain capital leases	(23.3)	(31.8)	(105.5)	(146.0)
Adjusted FCF	$1,009.1	$779.0	$1,978.9	$2,432.1

LiLAC Group
Net cash provided by operating activities	$240.7	$104.9	$468.2	$306.5
Excess tax benefits from share-based compensation	—	—	—	3.7
Cash payments for direct acquisition and disposition costs	23.3	0.3	86.0	4.9
Expenses financed by an intermediary	1.9	—	3.0	—
Capital expenditures	(147.9)	(57.4)	(490.4)	(227.2)
Principal payments on certain capital leases	(1.7)	(0.2)	(5.2)	(0.8)
Adjusted FCF	$116.3	$47.6	$61.6	$87.1
________________________________

[6]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated statements of cash flows.

[7]	For purposes of our consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted

Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship8
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended Dec. 31,					%	FX-Neutral[9]
	2016			2015		Change	% Change
Liberty Global Consolidated		$42.04			$44.14	(4.8)%	1.8%
Liberty Global Group[10]		€38.39			€39.68	(3.3)%	2.7%
U.K. & Ireland (Virgin Media)		£50.15			£48.80	2.8%	1.3%
The Netherlands (Ziggo)		€46.18	24.24		€44.97	2.7%	2.7%
Germany (Unitymedia)		€24.65	24.24		€23.51	4.8%	4.8%
Belgium (Telenet)		€53.96			€51.23	5.3%	5.3%
Other Europe (UPC Holding)		€26.98			€26.72	1.0%	1.1%
LiLAC Group[11]		$47.82			$55.12	(13.2)%	(16.0)%
Chile (VTR)	CLP	33,953		CLP	33,382	1.7%	1.7%
CWC		$34.27		$	N/A	N/A	N/A
Puerto Rico		$77.54			$78.13	(0.8)%	(0.8)%
____________________________

[8]
The amounts presented for the 2016 period reflect the post-acquisition revenue for CWC, which was acquired on May 16, 2016. The impact of CWC is not included in the three months ended December 31, 2015.

[9]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[10]	Excluding the Netherlands, the Liberty Global Group ARPU was €36.96 for the three months ended December 31, 2016.

[11]	The decrease in the LiLAC Group ARPU is primarily due to the inclusion of CWC. Excluding CWC, the LiLAC Group ARPU was $57.20 for the three months ended December 31, 2016.

Mobile Statistics
The following tables provide ARPU per mobile subscriber12 and mobile subscribers13 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended Dec. 31,		%	FX-Neutral
	2016	2015	Change	% Change
Liberty Global Group:
Including interconnect revenue	$18.41	$21.38	(13.9)%	(1.6)%
Excluding interconnect revenue	$14.95	$17.66	(15.3)%	(2.5)%

LiLAC Group:
Including interconnect revenue	$17.47	$24.91	(29.9)%	(33.2)%
Excluding interconnect revenue	$16.26	$22.84	(28.8)%	(32.1)%

	Mobile Subscribers
	Dec 31, 2016	Sept. 30, 2016	Change
Liberty Global Group:
U.K.	3,022,300	3,028,400	(6,100)
Belgium	2,991,900	3,020,000	(28,100)
Germany	353,100	356,400	(3,300)
The Netherlands	—	227,000	(227,000)
Switzerland	80,300	70,100	10,200
Austria	30,500	24,300	6,200
Ireland	17,900	13,600	4,300
Total Western Europe	6,496,000	6,739,800	(243,800)
Hungary	62,500	56,700	5,800
Poland	5,300	5,800	(500)
Total CEE	67,800	62,500	5,300
Liberty Global Group	6,563,800	6,802,300	(238,500)

LiLAC Group:
Panama[14]	1,736,300	1,760,200	(23,900)
Jamaica	944,800	888,800	56,000
Bahamas	315,200	309,200	6,000
Barbados	131,500	129,000	2,500
Other	399,000	379,100	19,900
CWC Total	3,526,800	3,466,300	60,500
Chile	166,200	152,800	13,400
LiLAC Group	3,693,000	3,619,100	73,900
Grand Total	10,256,800	10,421,400	(164,600)
_______________________________

[12]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period. The amounts for the three months ended December 31, 2015 do not include the impact of CWC and BASE in Belgium. The decrease in ARPU per mobile subscriber for the Liberty Global Group is largely due to our split-contract programs. The decrease in ARPU per mobile subscriber for the LiLAC Group is primarily due to the inclusion of CWC. Excluding CWC, the LiLAC Group ARPU per mobile subscriber for the three months ended December 31, 2016 was $26.64 (including interconnect) and $24.38 (excluding interconnect).

[13]
In a number of countries, our mobile subscribers received mobile services pursuant to prepaid contracts. As of December 31, 2016, the prepaid mobile subscriber count included the following: Panama (1,566,500), Jamaica (922,100), Belgium (880,800), U.K. (638,600), Bahamas (282,600), Barbados (101,900), Chile (8,000) and twelve remaining CWC geographies (342,900).

[14]	The decline includes a 30,200 nonorganic adjustment to prepaid mobile subscribers to comply with Liberty Global subscriber counting policies.

RGUs, Customers and Bundling15
The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at December 31, 2016, September 30, 2016, and December 31, 2015:

	December 31, 2016	September 30, 2016	December 31, 2015	Q4’16 / Q3’16 (% Change)	Q4’16 / Q4’15 (% Change)
Liberty Global Group
Total RGUs
Video RGUs	18,483,800	22,477,000	22,756,100	(17.8%)	(18.8%)
Broadband Internet RGUs	14,334,600	17,287,900	16,798,400	(17.1%)	(14.7%)
Telephony RGUs	11,962,900	14,378,200	13,997,600	(16.8%)	(14.5%)
Total Liberty Global Group	44,781,300	54,143,100	53,552,100	(17.3%)	(16.4%)

Customers
Single-Play Customers	8,417,300	9,297,700	9,777,100	(9.5%)	(13.9%)
Dual-Play Customers	3,889,900	4,536,600	4,316,500	(14.3%)	(9.9%)
Triple-Play Customers	9,528,100	11,924,100	11,714,000	(20.1%)	(18.7%)
Total Liberty Global Group	21,835,300	25,758,400	25,807,600	(15.2%)	(15.4%)

% of Single-Play Customers	38.6%	36.1%	37.9%	6.9%	1.8%
% of Dual-Play Customers	17.8%	17.6%	16.7%	1.1%	6.6%
% of Triple-Play Customers	43.6%	46.3%	45.4%	(5.8%)	(4.0%)

RGUs per customer relationship	2.05	2.10	2.08	(2.4%)	(1.4%)

LiLAC Group
Total RGUs
Video RGUs	1,714,300	1,733,700	1,289,900	(1.1%)	32.9%
Broadband Internet RGUs	2,022,900	2,031,900	1,322,100	(0.4%)	53.0%
Telephony RGUs	1,641,200	1,667,400	883,900	(1.6%)	85.7%
Total LiLAC Group	5,378,400	5,433,000	3,495,900	(1.0%)	53.8%

Customers
Single-Play Customers	1,249,000	1,298,700	562,300	(3.8%)	122.1%
Dual-Play Customers	793,900	802,900	372,400	(1.1%)	113.2%
Triple-Play Customers	847,200	842,800	729,600	0.5%	16.1%
Total LiLAC Group	2,890,100	2,944,400	1,664,300	(1.8%)	73.7%

% of Single-Play Customers	43.2%	44.1%	33.8%	(2.0%)	27.8%
% of Dual-Play Customers	27.5%	27.3%	22.4%	0.7%	22.8%
% of Triple-play Customers	29.3%	28.6%	43.8%	2.4%	(33.1%)

RGUs per customer relationship	1.86	1.85	2.10	0.5%	(11.4%)
_____________________________

[15]
The December 31, 2015 figures for the LiLAC Group do not include the impact of the CWC acquisition and the December 31, 2016 figures for Liberty Global Group do not include Ziggo Group Holding, which was contributed to the joint venture with Vodafone on December 31, 2016.

	Consolidated Operating Data — December 31, 2016
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)

U.K.	13,459,200	13,446,400	5,284,000	13,035,900	—	3,729,100	—	3,729,100	4,916,700	4,390,100
Germany	12,894,500	12,767,100	7,162,200	12,839,000	4,822,900	1,582,800	—	6,405,700	3,325,600	3,107,700
The Netherlands	—	—	—	—	—	—	—	—	—	—
Belgium	2,987,600	2,987,600	2,149,300	4,874,600	284,600	1,732,900	—	2,017,500	1,601,700	1,255,400
Switzerland(10)	2,236,800	2,236,800	1,294,700	2,513,400	576,500	675,200	—	1,251,700	749,800	511,900
Austria	1,391,400	1,391,400	654,000	1,411,300	115,700	367,300	—	483,000	502,800	425,500
Ireland	852,300	807,500	454,700	1,020,700	29,700	275,100	—	304,800	363,500	352,400
Total Western Europe	33,821,800	33,636,800	16,998,900	35,694,900	5,829,400	8,362,400	—	14,191,800	11,460,100	10,043,000
Poland	3,157,600	3,094,900	1,439,200	2,954,100	209,600	1,004,900	—	1,214,500	1,105,100	634,500
Hungary	1,731,400	1,713,900	1,112,700	2,167,300	131,200	532,200	292,000	955,400	632,100	579,800
Romania	2,887,700	2,838,400	1,296,000	2,273,600	263,400	640,400	363,500	1,267,300	535,400	470,900
Czech Republic	1,480,000	1,446,700	714,000	1,233,000	143,400	354,800	111,500	609,700	473,900	149,400
Slovakia	587,800	564,800	274,500	458,400	28,500	143,800	72,800	245,100	128,000	85,300
Total CEE	9,844,500	9,658,700	4,836,400	9,086,400	776,100	2,676,100	839,800	4,292,000	2,874,500	1,919,900
Total Liberty Global Group	43,666,300	43,295,500	21,835,300	44,781,300	6,605,500	11,038,500	839,800	18,483,800	14,334,600	11,962,900

Chile	3,216,600	2,710,500	1,328,900	2,795,500	79,500	967,800	—	1,047,300	1,091,200	657,000
CWC
Panama	527,800	416,300	336,000	453,400	—	42,800	39,700	82,500	95,700	275,200
Jamaica	424,300	424,300	295,900	496,000	—	102,500	—	102,500	172,300	221,200
Trinidad & Tobago	310,500	310,500	166,400	271,400	—	117,200	—	117,200	123,500	30,700
Barbados	121,800	121,800	92,200	162,500	—	18,400	—	18,400	62,500	81,600
Bahamas	155,000	155,000	55,200	83,100	—	1,600	—	1,600	26,400	55,100
Other	354,300	334,500	211,800	317,400	10,100	73,400	—	83,500	122,300	111,600
Total CWC	1,893,700	1,762,400	1,157,500	1,783,800	10,100	355,900	39,700	405,700	602,700	775,400
Puerto Rico	1,092,300	1,092,300	403,700	799,100	—	261,300	—	261,300	329,000	208,800
Total LiLAC Group	6,202,600	5,565,200	2,890,100	5,378,400	89,600	1,585,000	39,700	1,714,300	2,022,900	1,641,200

Grand Total	49,868,900	48,860,700	24,725,400	50,159,700	6,695,100	12,623,500	879,500	20,198,100	16,357,500	13,604,100

	Subscriber Variance Table - December 31, 2016 vs September 30, 2016
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)

U.K.	326,700	329,300	34,100	35,700	—	5,600	—	5,600	48,800	(18,700)
Germany	15,800	81,900	5,200	98,000	(42,900)	18,500	—	(24,400)	62,100	60,300
The Netherlands	(7,070,000)	(7,056,200)	(4,013,100)	(9,649,300)	(703,500)	(3,289,000)	—	(3,992,500)	(3,132,700)	(2,524,100)
Belgium	13,900	13,900	(7,000)	700	(13,000)	1,900	—	(11,100)	7,400	4,400
Switzerland(10)	9,900	9,900	4,900	28,400	(7,700)	14,800	—	7,100	5,200	16,100
Austria	5,600	5,600	1,200	9,300	(4,700)	(1,000)	—	(5,700)	4,800	10,200
Ireland	10,200	14,900	(3,000)	(7,500)	1,000	(8,400)	—	(7,400)	(300)	200
Total Western Europe	(6,687,900)	(6,600,700)	(3,977,700)	(9,484,700)	(770,800)	(3,257,600)	—	(4,028,400)	(3,004,700)	(2,451,600)
Poland	62,400	63,500	9,500	29,100	(7,200)	14,600	—	7,400	19,000	2,700
Hungary	39,200	39,200	400	20,500	(10,200)	12,900	(3,400)	(700)	11,600	9,600
Romania	76,300	86,000	36,600	47,800	(8,700)	10,800	14,000	16,100	10,500	21,200
Czech Republic	34,900	34,900	4,200	15,100	9,300	1,800	(2,100)	9,000	8,200	(2,100)
Slovakia	28,000	29,100	3,900	10,400	(1,600)	1,400	3,600	3,400	2,100	4,900
Total CEE	240,800	252,700	54,600	122,900	(18,400)	41,500	12,100	35,200	51,400	36,300
Total Liberty Global Group	(6,447,100)	(6,348,000)	(3,923,100)	(9,361,800)	(789,200)	(3,216,100)	12,100	(3,993,200)	(2,953,300)	(2,415,300)

Chile	18,200	21,200	11,100	10,300	(2,900)	5,400	—	2,500	14,400	(6,600)
CWC
Panama	112,100	176,100	(60,100)	(67,200)	—	(8,200)	(3,800)	(12,000)	(28,900)	(26,300)
Jamaica	(45,500)	(35,500)	(5,200)	(1,000)	—	(3,000)	—	(3,000)	(900)	2,900
Trinidad & Tobago	—	—	(3,100)	(700)	—	(4,400)	—	(4,400)	100	3,600
Barbados	—	—	(2,300)	(7,400)	—	(1,500)	—	(1,500)	(3,600)	(2,300)
Bahamas	—	—	200	2,300	—	700	—	700	1,500	100
Other	—	—	(700)	(800)	(2,000)	(400)	—	(2,400)	2,800	(1,200)
Total CWC	66,600	140,600	(71,200)	(74,800)	(2,000)	(16,800)	(3,800)	(22,600)	(29,000)	(23,200)
Puerto Rico	6,500	6,500	5,800	9,900	—	700	—	700	5,600	3,600
Total LiLAC Group	91,300	168,300	(54,300)	(54,600)	(4,900)	(10,700)	(3,800)	(19,400)	(9,000)	(26,200)

Grand Total	(6,355,800)	(6,179,700)	(3,977,400)	(9,416,400)	(794,100)	(3,226,800)	8,300	(4,012,600)	(2,962,300)	(2,441,500)

									Continued below

	Subscriber Variance Table - December 31, 2016 vs September 30, 2016
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)

Organic Change Summary:
U.K.	64,900	67,500	34,100	35,700	—	5,600	—	5,600	48,800	(18,700)
Germany	22,100	86,800	5,200	98,000	(42,900)	18,500	—	(24,400)	62,100	60,300
The Netherlands	19,500	21,900	(24,000)	51,100	(34,300)	17,400	—	(16,900)	55,800	12,200
Belgium	13,900	13,900	(7,000)	700	(13,000)	1,900	—	(11,100)	7,400	4,400
Other Europe	251,500	268,100	37,200	138,200	(34,500)	44,800	12,100	22,400	56,500	59,300
Total Liberty Global Group	371,900	458,200	45,500	323,700	(124,700)	88,200	12,100	(24,400)	230,600	117,500
Chile	18,200	21,200	11,100	10,300	(2,900)	5,400	—	2,500	14,400	(6,600)
CWC
Panama	—	64,000	(42,400)	(12,800)	—	5,000	(3,800)	1,200	(5,400)	(8,600)
Jamaica	—	—	(5,200)	(1,000)	—	(3,000)	—	(3,000)	(900)	2,900
Trinidad & Tobago	—	—	(3,100)	(700)	—	(4,400)	—	(4,400)	100	3,600
Barbados	—	—	(2,300)	(7,400)	—	(1,500)	—	(1,500)	(3,600)	(2,300)
Bahamas	—	—	200	2,300	—	700	—	700	1,500	100
Other	—	—	(700)	(800)	(2,000)	(400)	—	(2,400)	2,800	(1,200)
Total CWC	—	64,000	(53,500)	(20,400)	(2,000)	(3,600)	(3,800)	(9,400)	(5,500)	(5,500)
Puerto Rico	6,500	6,500	5,800	9,900	—	700	—	700	5,600	3,600
Total LiLAC Group	24,700	91,700	(36,600)	(200)	(4,900)	2,500	(3,800)	(6,200)	14,500	(8,500)
Total Organic Change	396,600	549,900	8,900	323,500	(129,600)	90,700	8,300	(30,600)	245,100	109,000

Q4 2016 Adjustments:
Q4 2016 UK adjustments	261,800	261,800	—	—	—	—	—	—	—	—
Q4 2016 Germany adjustments	(6,300)	(4,900)	—	—	—	—	—	—	—	—
Q4 2016 Disposition - Netherlands	(7,089,500)	(7,078,100)	(3,978,600)	(9,689,900)	(637,400)	(3,338,000)	—	(3,975,400)	(3,178,200)	(2,536,300)
Q4 2016 Netherlands adjustments	—	—	(10,500)	(10,500)	(31,800)	31,600	—	(200)	(10,300)	—
Q4 2016 Switzerland adjustments	—	—	—	12,700	3,000	2,100	—	5,100	4,100	3,500
Q4 2016 Acquisition - Hungary	12,900	12,900	—	—	—	—	—	—	—	—
Q4 2016 Acquisition - Romania	2,100	2,100	1,800	2,200	1,700	—	—	1,700	500	—
Q4 2016 Romania adjustments	—	—	18,700	—	—	—	—	—	—	—
Q4 2016 Panama adjustments	112,100	112,100	(17,700)	(54,400)	—	(13,200)	—	(13,200)	(23,500)	(17,700)
Q4 2016 Jamaica adjustments	(45,500)	(35,500)	—	—	—	—	—	—	—	—
Net Adjustments	(6,752,400)	(6,729,600)	(3,986,300)	(9,739,900)	(664,500)	(3,317,500)	—	(3,982,000)	(3,207,400)	(2,550,500)
Net Adds (Reductions)	(6,355,800)	(6,179,700)	(3,977,400)	(9,416,400)	(794,100)	(3,226,800)	8,300	(4,012,600)	(2,962,300)	(2,441,500)

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks (defined below) used in Switzerland (see note 10) we do not report homes passed for Switzerland’s partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

(4)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2016 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. In Europe, we have approximately 164,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 45,700 and 45,600 digital subscriber line (“DSL”) subscribers within Belgium and Austria, respectively, who are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 97,400 subscribers who have requested and received this service.

(9)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 34,900 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 88,900 subscribers who have requested and received this service.

(10)
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2016, Switzerland’s partner networks account for 138,600 Customer Relationships, 290,900 RGUs, 106,300 Enhanced Video Subscribers, 108,500 Internet Subscribers, and 76,100 Telephony Subscribers.

Additional General Notes to Tables:

As a result of our decision to discontinue our Multi-channel Multipoint Distribution System (“MMDS”) service in Ireland, we have excluded subscribers to our MMDS service from our externally reported operating statistics effective January 1, 2016, which resulted in a reduction to Homes Passed, RGUs, and Customer Relationships in Ireland and Slovakia of 22,000 and 500, respectively.

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” SOHO customers of CWC are not included in our respective RGU and customer counts as of December 31, 2016. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities, including CWC, is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.